Exhibit 99.1
LAUREATE EDUCATION ANNOUNCES SPECIAL CASH DISTRIBUTION

MIAMI, September 14, 2022 (PR NEWSWIRE) – Laureate Education, Inc. (NASDAQ: LAUR) (the “Company”) today announced that its board of directors approved, pursuant to the previously announced adoption of a plan of partial liquidation (the “Plan”) related to the distribution of net proceeds from the Company’s sale of Walden e-Learning LLC (the “Sale”), the payment of a special cash distribution (the “Distribution”) equal to $0.83 per each share of the Company’s Common Stock, par value $0.004 per share, to each holder of record on September 28, 2022. The Distribution is scheduled to be paid on October 12, 2022. Based on the current number of shares outstanding, the aggregate amount of the Distribution is expected to be approximately $137 million.
The proceeds being distributed are attributable to the release of $71.7 million of escrowed funds from the Sale plus remaining net proceeds that had yet to be distributed. This is anticipated to be the final distribution pursuant to the Plan.
Eilif Serck-Hanssen, President and Chief Executive Officer, said, “In addition to delivering on our growth and quality commitments, we continue to prioritize return of capital for our shareholders. We believe that our leading brands, cash accretive business model and strong balance sheet position us well for continued value creation for all our stakeholders, including our shareholders.”

Summary of Material U.S. Federal Income Tax Consequences to the Receipt of the Distribution
The Distribution will be taxable to holders of Company common stock. In general, except as described in the immediately succeeding paragraph, the Company will treat the Distribution as a partial liquidation for U.S. federal income tax purposes as the Company obtained a private letter ruling from the Internal Revenue Service that, in summary, provides that the Distribution will be treated as a distribution in partial liquidation. As a result, each holder of Company common stock that is not a corporation (for this purpose any stock held by a partnership, estate or trust will be treated as if it were actually held proportionately by its partners or beneficiaries) (a non-corporate shareholder) will be treated as having a portion of their Company common shares redeemed and will recognize gain or loss equal to the difference between the cash received by them in the Distribution and their adjusted tax basis in the Company common stock deemed to have been exchanged therefor. Each corporate shareholder generally will be required to treat the Distribution as a dividend for federal income tax purposes to the extent of the Company’s current and accumulated earnings and profits (as determined for federal income tax purposes).
Notwithstanding the above, the Company is not yet able to finally determine the amount of net proceeds from the Sale as relevant for purposes of the private letter ruling described above. If the amount of the Distribution exceeds the net proceeds from the Sale, a portion of the Distribution could be treated as a distribution with respect to, rather than in exchange for, stock for U.S. federal income tax purposes. Accordingly, such portion of the Distribution would be treated as a dividend for U.S. federal income tax purposes to the extent of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent that amounts received pursuant to the Distribution that are treated as distributions exceed the Company’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of a holder’s shares, and any amounts in excess of a holder’s tax basis will result in capital gain.

Because a currently undetermined portion of the Distribution could be treated as a distribution with respect to, rather than in exchange for, stock for U.S. federal income tax purposes, it is possible that a withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of the Distribution payable to a holder of Company common stock that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended; any such holder, a “Non-U.S. Holder”). Non-U.S. Holders should consult their own tax advisors regarding their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding taxes with respect to the Distribution, and any action that may be taken to mitigate any potential adverse tax consequences.

All holders of Company common stock should consult their own tax advisors to determine the particular tax consequences to them of the Distribution, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws. For further details regarding material U.S. tax consequences of the Distribution, see the Company’s Form 8-K filed September 14, 2022.
Forward-Looking Statements
This press release includes certain statements which contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the impact of the Distribution and the amount, timing, process, tax treatment and impact of any future special distributions under the Plan represent forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 24, 2022, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC.
About Laureate Education, Inc.
Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling more than 375,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit.
Investor Relations Contact:
ir@laureate.net
Media Contact:
Adam Smith
Laureate Education, Inc.
adam.smith@laureate.net
U.S.: +1 (443) 255 0724